SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        The following is an update to the risk factors included in our Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarterly period ended September 30, 2003. This Form 8-K should, therefore, be read in conjunction with the risk factors included in those periodic reports.

Because insurance and credit ratings are important to our policyholders and creditors, downgrades in our ratings may adversely affect us.

        On November 24, 2003, Standard & Poor’s announced that it has lowered the insurer financial strength of PMA Capital Insurance Company from BBB- (10th of 21) to BB- (13th of 21), and has lowered the insurer financial strength of the Pooled Companies from BBB (9th of 21) to BBB- (10th of 21). Standard & Poor’s also lowered the senior debt ratings on PMA Capital Corporation from BB- (13th of 22) to B (15th of 22). All of these ratings are on credit watch with negative implications.

        PMA Capital Corporation has voluntarily withdrawn from the S&P rating process. Accordingly, we will not be providing future information with respect to S&P’s ratings.

        As we have stated previously, a downgrade in our insurer financial strength ratings could result in a material loss of business as policyholders move to other companies with higher financial strength ratings. Any further downgrades to our insurer financial strength ratings would have a material adverse effect on our results of operations, liquidity and capital resources.

        The downgrade in our debt ratings will affect our ability to raise additional debt with terms and conditions similar to our current debt, and, accordingly, will increase our cost of capital. In addition, this downgrade of our debt ratings will make it more difficult to raise capital to refinance any maturing debt obligations and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries.

        If Moody’s lowers the Ba3 debt rating it has assigned to our 4.25% Senior Convertible Debentures due 2022, then each $1,000 principal amount of the Debentures, of which $87.25 million is outstanding, will become convertible into 61.0948 shares of our Class A common stock at a conversion price of $16.368 per share, subject to adjustment upon certain events as described in the indenture filed as an exhibit to our Form 8-K dated October 16, 2002.

        Our ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that we or our principal insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: November 25, 2003	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer